THE DREYFUS
                                   CORPORATION


TO:         The Board Members of:
             The Dreyfus/Laurel Funds, Inc.:
                 Dreyfus Premier Limited Term Income Fund
                 Dreyfus Premier Balanced Fund
             The Dreyfus/Laurel Funds Trust:
                 Dreyfus Premier Managed Income Fund
                 (each a "Fund")

FROM:       James Bitetto
            Assistant General Counsel

DATE:       January 24, 2006

SUBJECT:    Review of Compliance with Rule l0f-3 Procedures
******************************************************************************

      At the upcoming Board meeting you will be asked to review certain transactions to determine whether such transactions were consistent with the Fund's Rule 10f-3 procedures. The procedures will be available at the meeting.

      The attached l0f-3 approval forms, completed by the Fund's portfolio managers, describe the transactions and attest to their compliance with various provisions of Rule 10f-3, including, among other things, that:


1. the  securities  were either  registered  under the  Securities  Act of 1933,
government  securities,  eligible  municipal  securities,   securities  sold  in
eligible Rule 144A offerings, or securities sold in eligible foreign offerings;


2. the securities were purchased prior to the end of the first day on which any sales are made, at a price that is not more than the price paid by each other purchaser of securities in that offering;

3. the securities were offered pursuant to a firm commitment underwriting;

4. the commission, spread or profit received or to be received by the principal underwriters is reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of similar securities being sold during a comparable period of time; and

5. the securities were purchased from a member of the syndicate other than the affiliated underwriter.

The portfolio managers will be available at the meeting to discuss any questions you may have regarding the transactions.


                                LEGAL DEPARTMENT
            200 PARK AVENUE, NEW YORK, NY, 10166/TELEPHONE: 922-6000